Exhibit 16.01

125 Jericho Turnpike, Suite 300 Jericho, NY 11753-1024 (516) 997-7500 Fax: (516) 997-3480 Email: info@kgsllp.com

March 7, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: CCA Industries, Inc.

We have read the statements made by CCA Industries, Inc. which were provided to us on March 6, 2012, which we understand will be included pursuant to Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with the statements made under Item 4.01 regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

KGS LLP